As filed with the Securities and Exchange Commission on July 14, 2022
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
BARNES GROUP INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	06-0247840 (I.R.S. Employer Identification No.)
123 Main Street Bristol, Connecticut (Address of Principal Executive Offices)	06010 (Zip Code)

Barnes Group Inc. Inducement Stock Option Award Summary of Grant and Inducement Stock Option Award Agreement dated July 14, 2022
(Full title of the plan)
Julie K. Streich
Senior Vice President, Finance and Chief Financial Officer
Barnes Group Inc.
123 Main Street
Bristol, Connecticut 06010
(Name and address of agent for service)
(860) 583-7070
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	Accelerated filer	Non-accelerated filer	Smaller reporting company Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act (as defined below).

EXPLANATORY NOTE
This Registration Statement on Form S-8 (this “Registration Statement”) is being filed for the purpose of registering 1,183,406 shares of common stock, par value $0.01 per share, of Barnes Group Inc. (the “Registrant”) authorized for issuance pursuant to the Barnes Group Inc. Inducement Stock Option Award Summary of Grant and Inducement Stock Option Award Agreement dated July 14, 2022.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note of Part I of Form S-8. The documents containing the information specified in Part I have been or will be delivered to the participants in the Plan as required by Rule 428(b)(1) under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference (other than information furnished and not filed, including under Item 2.02 or 7.01, in Current Reports on Form 8-K):
1.The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 22, 2022.

2.The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the SEC on May 2, 2022.

3.The Registrant’s Current Reports on Form 8-K filed with the SEC on March 10, 2022, March 15, 2022, April 8, 2022, May 10, 2022 and June 21, 2022 (other than information in such Current Reports deemed to have been furnished and not filed in accordance with the rules of the SEC).

4.The description of the Registrant’s shares of Common Stock contained in the Registrant’s registration statement on Form 10 filed with the SEC on August 21, 1963 under the Exchange Act, and any amendment or report filed with the SEC for purposes of updating such description.
All documents filed by the Registrant with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items), and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified, superseded or replaced by a statement or information contained in any other subsequently filed document that is or is deemed incorporated herein by reference. Any such statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this registration statement.
Item 4. Description of Securities.
Not applicable.

Item 5. Interests of Named Experts and Counsel.
    Jill E. Ferguson, who is providing an opinion on the legality of the Common Stock being registered hereby, is Corporate Legal Director and Assistant Secretary of the Registrant. As an employee of the Registrant, Jill E. Ferguson has participated or is eligible to participate in employee benefit plans of the Registrant on the same basis as other similarly eligible employees. Pursuant to such plans, she owns or has other rights to acquire an aggregate of less than 1% of the outstanding shares of the Registrant’s Common Stock.
Item 6. Indemnification of Directors and Officers.
The following summary is qualified in its entirety by reference to the complete text of any statutes referred to below and the restated certificate of incorporation and the amended and restated bylaws of the Registrant. Article IV of the Registrant’s Amended and Restated By-Laws states that the Registrant shall indemnify and hold harmless its directors and officers to the fullest extent permitted by the laws of the State of Delaware. The Registrant has also entered into an indemnification agreement with each of its directors and executive officers. Such agreement provides that the Registrant shall indemnify, and advance expenses, to the indemnified person to the fullest extent permitted by applicable law in effect on the date of such agreement and to such greater extent as thereafter permitted by law. The agreement is governed by Delaware law. Such rights to indemnification and expense advancement are provided when the indemnified person is, or is threatened to be made, a party to certain proceedings or is a witness in such proceedings because of his or her role as a director or officer of the Registrant. The indemnification agreement remains in effect for 10 years after the indemnified person ceases to be an officer or director of the Registrant, or until final termination of all proceedings in which he or she is protected under the agreement, whichever is later.
Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such director, officer, employee or agent acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.
The indemnification permitted under the DGCL is not exclusive, and pursuant to Section 145 of the DGCL, a corporation is empowered to purchase and maintain insurance against liabilities whether or not indemnification would be permitted by statute. The directors and officers of the Registrant are covered by a policy of insurance under which they are insured, within limits and subject to certain limitations, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, in which they are parties by reason of being or having been directors or officers, including actions, suits or proceedings arising out of any actual or alleged error, misstatement, misleading statement, act or omission, or neglect or breach of duty. The Registrant is similarly insured, under such policy, with respect to certain payments it might be required to make to its directors or officers in accordance with applicable law and the provisions of the Registrant’s Amended and Restated By-Laws relating to indemnification.
Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability (i) for any breach of a director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for improper payment of dividends, stock purchases or redemptions of shares, or (iv) for any transaction from which the director derives an improper personal benefit. The Registrant’s Restated Certificate of Incorporation includes such a provision.
Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit Description
4.1
Restated Certificate of Incorporation of Barnes Group Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013, filed with the SEC on July 30, 2013)

4.2	Amended and Restated Bylaws of Barnes Group Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on July 29, 2016)
4.3	Barnes Group Inc. Inducement Stock Option Award Summary of Grant and Inducement Stock Option Award Agreement dated July 14, 2022
5.1	Opinion of Jill E. Ferguson
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Jill E. Ferguson (included as Exhibit 5.1)
24.1	Powers of Attorney (included as part of the signature pages of the Registration Statement)
107	Filing Fee Table
Item 9. Undertakings.
    (a) The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

    provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bristol, and State of Connecticut, on this 14th day of July, 2022.

BARNES GROUP INC.
By:	/s/ Julie K. Streich
	Name:	Julie K. Streich
	Title:	Senior Vice President, Finance and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints each of Thomas J. Hook and Julie K. Streich his or her true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ Thomas J. Hook	Director, President and Chief Executive Officer (Principal Executive Officer)	July 14, 2022
Thomas J. Hook

/s/ Julie K. Streich	Senior Vice President, Finance and Chief Financial Officer (Principal Financial Officer)	July 14, 2022
Julie K. Streich

/s/ Marian Acker	Vice President, Controller (Principal Accounting Officer)	July 14, 2022
Marian Acker

/s/ Thomas O. Barnes	Director	July 14, 2022
Thomas O. Barnes

/s/ Elijah K. Barnes	Director	July 14, 2022
Elijah K. Barnes

/s/ Patrick J. Dempsey	Director and Executive Vice Chairman	July 14, 2022
Patrick J. Dempsey

/s/ Jakki L. Haussler	Director	July 14, 2022
Jakki L. Haussler

/s/ Richard J. Hipple	Director	July 14, 2022
Richard J. Hipple

/s/ Daphne E. Jones	Director	July 14, 2022
Daphne E. Jones

/s/ Mylle H. Mangum	Director	July 14, 2022
Mylle H. Mangum

/s/ Hans-Peter Männer	Director	July 14, 2022
Hans-Peter Männer

/s/ Anthony V. Nicolosi	Director	July 14, 2022
Anthony V. Nicolosi

/s/ JoAnna L. Sohovich	Director	July 14, 2022
JoAnna L. Sohovich